Exhibit 10.1

[Pursuant to Item 601(a)(5) of Regulation S-K, schedules and attachments to this exhibit have been omitted. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.]

MASTER ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of May 18, 2023

BETWEEN:

STRONG/MDI SCREEN SYSTEMS INC., a company existing under the laws of Québec with an address at 1440 Rue Raoul-Charette, Joliette, QC J6E 8S7

(the “Transferor”)

AND:

STRONG/MDI SCREEN SYSTEMS, INC., a company incorporated under the laws of British Columbia with its registered address at 2300 – 550 Burrard Street, Vancouver, BC V6C 2B5

(the “Company”)

CONTEXT:

A.	The Transferor manufactures premium projection screens and customized screen support systems, distributes cinema equipment, and provides technical support services to the entertainment industry (the “Entertainment Business”).

B.	The Company is a wholly owned subsidiary of the Transferor.

C.	Strong Global (as defined below), a wholly owned subsidiary of the Transferor, intends to complete an initial public offering of its Class A Common Voting shares (“Common Shares”) and list its Common Shares on the New York Stock Exchange American (the “IPO”).

D.	In connection with the IPO, Strong Global, the Transferor and the Company will enter into certain agreements, including this Agreement, pursuant to which, among other matters, effective on the date the IPO completes, the Company will become a wholly-owned subsidiary of Strong Global.

E.	The Transferor wishes to transfer to the Company, and the Company wishes to acquire, all of the Transferor’s assets that are used in connection with the Entertainment Business on the terms and conditions set out in this Agreement.

F.	The Transferor and the Company have agreed to make a joint election pursuant to subsection 85(1) of the Tax Act (as defined below) (and the equivalent provision under any provincial tax legislation) in the manner set forth herein with the intent that the transfer of the Entertainment Business to the Company be effected on a fully tax-deferred rollover basis.

THEREFORE, in consideration of the mutual promises set out in this Agreement and other valuable consideration, the Transferor and the Company hereby agree with each other as follows:

1.	Definitions and Interpretation

1.1	Whenever used in this Agreement, all capitalized terms shall have the meaning set forth herein:

	(a)	“Adjusted Elected Amount” has the meaning ascribed to such term in Section 7.3;

	(b)	“Affiliate” means an affiliate as that term is defined in the Business Corporations Act (British Columbia);

	(c)	“Agreement” means this Master Asset Purchase Agreement, including the Context, all schedules hereto, and all amendments, supplements and restatements hereof;

	(d)	“Business Day” means any day that is not a Saturday, a Sunday or other day on which Canadian chartered banks are required or authorized by Law to be closed in Vancouver, British Columbia;

	(e)	“Canada Life Policy” has the meaning ascribed to such term in Section 9.5;

	(f)	“Closing Date” means the date on which closing occurs which will be the same date as the closing date of the IPO;

	(g)	“Company” has the meaning ascribed to it on the first page of this Agreement;

	(h)	“Company Portion of the Bonus” has the meaning ascribed to such term in Section 9.4;

	(i)	“Confidential Information” means information that is of value to a Party, and is not generally known in the industry or to competitors of a Party, and includes, but is not limited to, business information, specifications, research, software, trade secrets, discoveries, ideas, know-how, designs, drawings, flow chart, data, computer programs, marketing plans, budget figures, and other financial and business information, or any such information of clients, parents affiliates, subsidiaries or agents of a party, which is disclosed by such party (“Disclosing Party”) whether directly in oral or material form to the other party (“Receiving Party”), or indirectly, by permitting the Receiving Party to observe the conduct of the Disclosing Party’s various operations or processes, but shall not include information that: a) is or becomes publicly available without a breach of this Agreement; or b) is already known to the Receiving Party at the time of its disclosure by the Disclosing Party, and is not subject to confidentiality restrictions imposed by the Disclosing Party; or c) following its disclosure to the Receiving Party, is received by the Receiving Party from a third party without obligation of confidence to the Disclosing Party; or d) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information; or e) the Disclosing Party has given its prior written approval to disclose;

(j)	“Consideration Shares” has the meaning ascribed to such term in Section 5.1;

(k)	“Effective Time” has the meaning ascribed to such term in Section 2.1;

(l)	“Elected Amount” has the meaning ascribed to such term in Section 7.2;

(m)	“Entertainment Business” has the meaning ascribed to such term in Recital A;

(n)	“ETA” means the Excise Tax Act (Canada);

(o)	“Excluded Assets” has the meaning ascribed to such term in Section 2.1;

(p)	“Governmental Authority” means:

(i)	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and
(ii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them;

(q)	“Group RRSP” has the meaning ascribed to such term in Section 9.6;

(r)	“GST/HST” means Goods and Services Tax (“GST”)/Harmonized Sales Tax (“HST”) levied under the ETA;

(s)	“Intellectual Property” means all intellectual property and proprietary rights of every kind and description throughout the world, including all Canadian and foreign:

(i)	patents (including utility, utility model, design patents, and certificates of invention) and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional, continued prosecution applications, requests for continued examination, re-examinations, continuations and continuations-in-part thereof;

(ii)	trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing;

(iii)	copyrights and copyrightable subject-matter;

(iv)	computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing;

(v)	trade secrets and all other confidential information, ideas, know-how, discoveries, inventions, proprietary processes, formulae, models, and methodologies;

(vi)	rights of publicity, privacy, rights to personal information;

(vii)	moral rights and rights of attribution and integrity;

(viii)	social media addresses and accounts and usernames, account names and identifiers (whether textual, graphic, pictorial or otherwise), and sub-domain names and personal URL’s used or acquired in connection with a third-party website;

(ix)	all rights in the foregoing and in other similar intangible assets;

(x)	all applications and registrations, and any renewals, extensions and reversions, for the foregoing; and

(xi)	together with each of the foregoing, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same;

(t)	“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority;

(u)	“Liability” or “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto;

(v)	“Personal Information” means information about an individual who can be identified by the person who holds that information;

(w)	“Purchase Price” has the meaning ascribed to such term in Section 4.1;

(x)	“QST” means the Québec sales tax imposed under the QSTA;

(y)	“QSTA” means An Act respecting the Québec sales tax (Quebec);

(z)	“Representatives” means the advisors, agents, consultants, directors, officers, management, employees, subcontractors, and other representatives, including accountants, auditors, financial advisors, lenders, and lawyers of the Transferor or the Company, as applicable;

(aa)	“Secondary Information” has the meaning ascribed to such term in Section 11.4;

(bb)	“Strong Global” mean Strong Global Entertainment Inc., a company incorporated under the Laws of British Columbia;

(cc)	“Tax Act” means the Income Tax Act (Canada);

(dd)	“Transferor” has the meaning ascribed to it on the first page of this Agreement;

(ee)	“Transferred Assets” has the meaning ascribed to such term in Section 2.1; and

(ff)	“Transferred Workforce” has the meaning ascribed to such term in Section 9.1.

1.2	Schedules

The following Schedules are incorporated by reference into and form part of this Agreement:

Schedule “A”	-	Transferred Assets

Schedule “B”	-	Excluded Assets

Schedule “C”	-	Allocation of Purchase Price

Exhibit “2.3”	-	Form of Assignment Agreement

Exhibit “10.1”	-	Form of Joliette Plant Lease

1.3	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Article and Section headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement.

1.4	Gender and Number

Words expressed in the singular include the plural and vice-versa and words in one gender include all genders.

1.5	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.6	Statutory References

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding or re-enacting the statute so referred to or the regulations made pursuant thereto.

1.7	Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder after the Closing Date is not a Business Day, then such action will be required to be taken on or before the requisite time on the next succeeding Business Day.

1.8	Construction

The words “including” and “includes” where used in this Agreement shall be deemed to mean “including, without limitation” and “includes, without limitation,” respectively.

2.	Transfer of Entertainment Business

2.1	The Transferor hereby transfers and assigns to the Company, as a going concern, all of the Transferor’s property and assets, including for greater certainty its Intellectual Property, real and personal and movable and immovable, wherever located, that relate to, or are used or held for use in, the Entertainment Business, including, but not limited to, those assets set out in Schedule A (collectively, the “Transferred Assets”), but excluding the property and assets set out in Schedule B, being property and assets not used in the Entertainment Business (collectively, the “Excluded Assets”), such transfer to be effective as of the beginning of the day (the “Effective Time”) on the Closing Date on the terms and conditions set out in this Agreement, free and clear of any lien, charge, and encumbrance of any nature or kind whatever.

2.2	The transfer referred to in Section 2.1 will be effective at the Effective Time on the Closing Date and the Company will, immediately thereupon, be the beneficial owner of the Transferred Assets.

2.3	The Transferor will deliver any documents or instructions reasonably required, including an executed assignment agreement in the form attached to this Agreement as Exhibit 2.3 or other executed agreement(s) in form and substance acceptable to Company, all with a view to effecting the transfer of the Transferred Assets to the Company effective as of the Effective Time on the Closing Date.

2.4	Regardless of the date of registration of the transfer of title to any of the Transferred Assets the Company will be entitled to all income derived from the Transferred Assets and all proceeds in respect of the Transferred Assets effective as of the Effective Time on the Closing Date, and the Transferor will pay and set over to the Company all such income, proceeds, or other amounts, whether received by the Transferor or credited to the account of the Transferor. Pending the date of registration of the transfer of title to any of the Transferred Assets to the Company or any permits or consents required to carry on the Entertainment Business being obtained by the Company, the Transferor will, effective as of the Effective Time on the Closing Date, hold registered title in and to such Transferred Assets, and carry on the Entertainment Business, as required, as nominee, agent, and bare trustee for and on behalf of, and as directed by, the Company.

2.5	The transactions contemplated by this Agreement are conditional on the IPO being completed not later than December 31, 2023.

3.	Assumption of Obligations and Excluded Liabilities

Effective as of the Effective Time on the Closing Date, as an inherent part of acquiring the Transferred Assets, the Company will be responsible for all Liabilities and obligations arising out of or related to the Company’s ownership or operation of the Transferred Assets and the Entertainment Business after the Effective Time on the Closing Date, but not any other Liabilities or obligations of the Transferor. For greater certainty, the Company will have no obligation and will not assume, and the Transferor will retain and timely pay, perform, defend and discharge, (i) all of the Transferor’s Liabilities that do not constitute Transferred Assets or the Liabilities, and (ii) any obligations not expressly assumed in this Section 3, whether disclosed or undisclosed, known or unknown, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, including no assumption of:

(a)	any Liabilities in respect of any existing, pending or threatened action or litigation arising out of, relating to, or otherwise in respect of, the operation of the Business or the Transferred Assets, to the extent such action relates to the operation of the Business or the Transferred Assets on or prior to the Closing Date;

(b)	any Liabilities in respect of the amended and restated credit agreement dated January 13, 2023 between Canadian Imperial Bank of Commerce and the Transferor, as further amended;

(c)	any product Liability or similar claim for injury to a person or property which arises out of, or is based upon, any express or implied representation, warranty, agreement or guarantee made by the Transferor or an Affiliate of the Transferor, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects, of any products at any time manufactured, distributed and/or sold or any service performed by the Transferor or an Affiliate of the Transferor, to the extent that such Liability relates to the distribution and/or sale of any product or the performance of any services, on or prior to the Closing Date; and

(d)	any recall, design defect, or similar claims of any products manufactured distributed or sold, or any service performed by, the Transferor or an Affiliate of the Transferor, to the extent such claims relate to any product manufactured, distributed and/or sold or the performance of any services, on or prior to the Closing Date.

3.2	For greater certainty, the Transferor will indemnify and hold harmless the Company from and against all loss, costs, and/or damages that the Company may suffer arising from or in connection with any non-compliance and/or violation of environmental Laws and/or regulations applicable to the Entertainment Business relating to a period in time which is on or prior to the Closing.

4.	Purchase Price of Transferred Assets

4.1	The total purchase price for the Transferred Assets (the “Purchase Price”) is equal to the fair market value of the Transferred Assets as of the Closing Date, which, subject to Section 6.1, the Transferor and the Company have estimated to be the amount set out as the total Purchase Price in Schedule C.

4.2	The Purchase Price will be allocated among the assets purchased under this Agreement in accordance with their respective fair market values as recorded by the Transferor and the Company in Schedule C before or after the date of this Agreement. The Transferor and the Company will cooperate in preparing, completing, and filing any elections under the Tax Act and other taxation statutes that are necessary or desirable to give effect to this allocation for tax purposes.

5.	Satisfaction of Purchase Price of Transferred Assets

5.1	As full consideration for the transfer of the Transferred Assets to the Company pursuant to this Agreement, and in full satisfaction of the Purchase Price, the Company hereby:

	(a)	allots, and will issue to the Transferor on the Closing Date, 9,999 Common shares without par value in the Company (the “Consideration Shares”); and

	(b)	agrees to assume, pay when due, perform, and discharge the Liabilities and obligations of the Transferor in connection with the accounts payable, owing, or accruing due in connection with the Entertainment Business subject, for greater certainty, to the limitations on Liabilities and obligations set out in Section 3.

5.2	The Company will allot and issue to the Transferor the Consideration Shares as fully paid and non-assessable shares in the Company and will cause one or more share certificates representing the Consideration Shares to be issued in the name of the Transferor as soon as practicable on or after the Closing Date in accordance with the Business Corporations Act (British Columbia).

5.3	The aggregate issue price for the Consideration Shares will be equal to the fair market value of the Transferred Assets before the transfer pursuant to this Agreement less the amount of the Liabilities and obligations assumed by the Company pursuant to Section 5.1(b).

5.4	The Company will add to its capital in respect of the Consideration Shares an amount equal to the Elected Amount, as described in Section 7.2, plus the fair market value of any property and assets for which an election under subsection 85(1) of the Tax Act (and the equivalent provision under any provincial tax legislation) is not made pursuant to this Agreement, less the amount of the Liabilities and obligations assumed by the Company pursuant to Section 5.1(b).

6.	Value of Transferred Assets

6.1	Notwithstanding any provision in this Agreement to the contrary, the intention of the parties is that the Purchase Price and the sum of the aggregate fair market value of the Consideration Shares plus the amount of the Liabilities and obligations of the Transferor assumed by the Company pursuant to Section 5.1(b) of this Agreement be equal to the fair market value of the Transferred Assets at the Closing Date. If the Company or the Transferor determines that the actual fair market value of any of the Transferred Assets as at the Closing Date may be greater or less than the fair market value of the consideration to be given therefor by the Company (whether such determination is based on an appraisal, advice from an accountant, the determination of a court of competent jurisdiction, a determination, assessment, or proposed assessment by a competent taxing authority, or on any other factor or evidence) then:

(a)	the Transferor and the Company, acting in good faith, will agree upon a re-determination of the actual fair market value of such Transferred Asset as at the Closing Date (and if they are unable to agree between themselves on such fair market value, they will jointly appoint an arbitrator, appraiser or Canadian chartered accountant to make that determination in the same manner as referred to above); and

(b)	the Company and the Transferor will make the appropriate adjustments, including by adjusting the amount of the Purchase Price and the issue price for the Consideration Shares issued by the Company under Section 5.1 or otherwise as the parties see fit, such adjustments to be made, and to take effect, retroactively nunc pro tunc to the Closing Date.

7.	Tax Election

7.1	The Transferor and the Company will, each at the request of the other, jointly elect in the form, and within the time, prescribed pursuant to subsection 85(1) of the Tax Act (and the equivalent provision under any provincial tax legislation) in respect of the transfer of the Transferred Assets (to the extent the election described in subsection 85(1) of the Tax Act is available in respect of the Transferred Assets) to the Company pursuant to this Agreement with the intent that the transfer of the Transferred Assets will be on a fully tax-deferred basis to the Transferor.

7.2	The amounts agreed upon by the Transferor and the Company with respect to each of the property and assets comprising the Transferred Assets for which an election under subsection 85(1) of the Tax Act (and the equivalent provision under any provincial tax legislation) will be made will be set out in the election form referred to in Section 7.1 (collectively referred to herein as the “Elected Amount”) within the limits allowed in that regard in the Tax Act.

7.3	If it is determined by the parties (whether such determination is based on advice from an accountant, the determination of a court of competent jurisdiction, a determination, assessment, or proposed assessment by a competent taxing authority, or on any other factor or evidence) that the Elected Amount will not result in the transfer of the Transferred Assets on a fully tax-deferred basis to the Transferor, then the Elected Amount will be adjusted to equal such amount (the “Adjusted Elected Amount”) as may be agreed to by the parties or, failing such agreement, such amount as may be determined by a court of competent jurisdiction or by a competent taxing authority. Any adjustment made pursuant to this Section will be made with retroactive effect as of the Closing Date and this Section may be invoked any number of times. The parties will make such further or amended elections, enter into such acknowledgments or agreements, and do or cause to be done such further acts and things as may be, in the opinion of counsel, reasonably necessary to give effect to this Agreement.

8.	Taxes

8.1	The Transferor will pay all taxes relating to the operation of the Entertainment Business that arise before, or are related to a period of time before, the Closing Date.

8.2	The Transferor and the Company will, each at the request of the other, compete and sign joint elections under subsection 156(2) of the ETA and under section 334 of the QSTA on or before the Closing Date to avoid the application of GST/HST or QST to the purchase and sale of the Transferred Assets under this Agreement. The Company will duly file the elections as appropriate within the time permitted under the ETA and the QSTA.

8.3	The Company will be liable for and will pay all taxes, including all retail sales and commodity taxes, properly payable by the Company in connection with the transfer of the Transferred Assets to the Company pursuant to this Agreement.

8.4	The Transferor and the Company will execute and file, within the prescribed time limits, a joint election under section 22 of the Tax Act and a joint election under section 184 of the Taxation Act (Québec) and any corresponding provisions of any other applicable tax Law, and will designate in those joint elections the portion of the Purchase Price allocated to the accounts receivable under Section 4 as the consideration paid by the Company to the Transferor for the accounts receivable for the purposes of the elections.

8.5	To the extent applicable and if the parties agree, if the Transferor has received any amount in respect of an obligation to deliver goods or services, and the Company has agreed to assume that obligation under this Agreement, and Transferred Assets having a fair market value equal to that amount are being transferred to the Company under this Agreement as payment by the Transferor for the Company’s agreement to assume that obligation, the parties will file an election pursuant to subsections 20(24) and 20(25) of the Tax Act, and any corresponding provisions of any other applicable tax Law, within the prescribed time period.

8.6	For U.S. federal income tax purposes, to the extent applicable, the parties agree to treat the transactions contemplated herein as a tax free contribution under Section 351 of the Internal Revenue Code and will report their tax returns consistent with that position.

9.	Employees

9.1	The Company will employ each employee who is employed by the Transferor in connection with the Entertainment Business immediately prior to the Effective Time on the Closing Date (collectively, the “Transferred Workforce”) on the same terms and conditions that govern the current employment relationship between the Transferor and each particular employee, and for greater certainty, but subject to Section 9.2 and 9.3 of this Agreement, will recognize such employee’s original date of hire by the Transferor for the purposes, among others, of calculating such employee’s service-based benefits and entitlements, accrued vacation time, and accrued vacation pay.

9.2	Any amount that becomes payable by the Company to, or in respect of, an employee included in the Transferred Workforce that is attributable to or accrued during a period ending before the Effective Time on the Closing Date will be for the sole account of the Transferor. The Transferor will promptly reimburse the Company for any such amounts paid by the Company to, or in respect of, such employee.

9.3	Any amount that becomes payable to the Company by an employee included in the Transferred Workforce that is attributable to a period ending before the Effective Time on the Closing Date will be the property of the Transferor, and if received by the Company, will be paid over promptly to the Transferor. The Company will, if the Transferor so requests and at the Transferor’s expense, use its reasonable best efforts to obtain and expedite the receipt of any amount payable to which the Transferor is entitled under this Section 9.3.

9.4	Any amount paid by the Transferor to an employee included in the Transferred Workforce on account of a bonus or similar payment that is attributable, in whole or in part, to a period beginning on or after the Effective Time on the Closing Date (i.e., a prepaid bonus paid by the Transferor) will be, only as in regard to that part of the amount attributable to the period beginning on or after the Effective Time on the Closing Date (the “Company Portion of the Bonus”), for the sole account of the Company. The Company will reimburse the Transferor for any such Company Portion of the Bonus paid by the Transferor promptly upon the employee meeting all vesting requirements and the amount becoming indefeasibly vested in the employee.

9.5	Effective as of the Effective Time, the Transferor will cause Group Policy No 172693 with Canada Life (the “Canada Life Policy”) to be transferred to the Transferee, and the Transferee shall assume the Canada Life Policy. From and after the Effective Time, all rights and obligations of the Transferor under or in respect of the Canada Life Policy are transferred to, and assumed by, the Transferee. Each employee included in the Transferred Workforce who, immediately prior to the Effective Time, has coverage under the Canada Life Policy shall continue to have coverage at the Effective Time under the Canada Life Policy on the same terms and conditions as immediately prior to the Effective Time.

9.6	Effective as of the Effective Time, the Transferor will cause Group Policy No 99238-G with Sun Life Financial (the “Group RRSP”) to be transferred to the Transferee, and the Transferee shall assume the Group RRSP. From and after the Effective Time, all rights and obligations of the Transferor under or in respect of the Group RRSP are transferred to, and assumed by, the Transferee. Each employee included in the Transferred Workforce who, immediately prior to the Effective Time, is a member of the Group RRSP shall continue to be a member of the Group RRSP at the Effective Time on the same terms and conditions as immediately prior to the Effective Time.

10.	Other Covenants

10.1	The Transferor and the Company covenant to enter into a long term lease agreement in respect of the property currently owned and occupied by the Transferor and located at 1440 Rue Raoul-Charette, Joliette, Québec, J6E 8S7, for a fifteen year term, with the option of the Company to renew such lease for five (5) consecutive periods of five (5) years each, save and except for the last period, which shall be of five (5) years less one (1) day, such options to renew to be exercisable by the Company upon written notice 12 months prior to the expiry of the then current term at market rates. Under the lease, the Company shall also have a right of first refusal to purchase the property in the event that the Transferor wishes to sell the property to a third party in the future. The lease shall be substantially in the form attached hereto as Exhibit 10.1.

11.	Confidential Information

11.1	The Company acknowledges that the Company is receiving the Transferor’s Confidential Information on a confidential basis and the Transferor shall remain its exclusive owner of all Intellectual Property therein.

11.2	Until the Effective Time on the Closing Date or, if this Agreement is terminated in accordance with Section 14.1, then perpetually, the Company will, subject to Section 12.3, keep confidential and not disclose or use, and the Company will not allow any of its Representatives to disclose or use, any of the Transferor’s Confidential Information, for any purpose, except as contemplated by this Agreement. If this Agreement is terminated, all of the Transferor’s Confidential Information obtained by the Company, including all copies, whether in written form or stored electronically, will be returned to the Transferor promptly after that termination. On and after the Effective Time on the Closing Date, the Transferor will keep perpetually confidential and not disclose or use, and the Transferor will not allow any of its Representatives to disclose or use, any Confidential Information transferred to Company pursuant to Section 2.1 without the prior written consent of the Company.

11.3	The obligation of the Company under Section 12.2 to keep confidential and not disclose or use any Confidential Information does not apply to any Confidential Information that the Company is required to disclose by any applicable Law, by any rule or regulation of any court or government agency of competent jurisdiction, or pursuant to legal process, provided that the Company provides the Transferor with prompt written notice of the requirements to disclose, reasonable assistance in the opposing or limiting of such disclosure, and limits such disclosure to that strictly required by such court, government agency or legal process.

11.4	The Transferor and the Company acknowledge that the computers and data storage and retrieval systems or network of the Company and, if applicable, its Representatives, may automatically back up both Parties’ Confidential Information stored in electronic form. The Transferor and the Company agree that to the extent that those back-up procedures automatically create electronic copies of Confidential Information (“Secondary Information”), each of the Company and, if applicable, its Representatives, may, despite any requirement under this Agreement to return or destroy the Transferor’s Confidential Information, retain Secondary Information in its archival storage for the period that it would normally archive electronic data, provided that those data are periodically and systematically overwritten or otherwise destroyed. Secondary Information will be subject to the provisions of this Agreement until destroyed and may not be accessed by the Company or any of its Representatives during its period of archival storage.

12.	Personal Information – Post-Closing

Following the Closing, the Company will:

(a)	use and disclose the Personal Information transferred to it under the terms of this Agreement solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed;

(b)	neither use nor disclose any of that Personal Information for any purpose that does not relate directly to the Business; and

(c)	notify the employees, customers, directors, officers, and shareholders whose Personal Information is disclosed that the transactions contemplated by this Agreement have taken place.

13.	Representations and Warranties

13.1	The Transferor represents and warrants to the Company that:

(a)	the Transferor has full right, power, and authority to enter into this Agreement and to sell, transfer, assign, and convey the Transferred Assets to the Company free and clear of all liens, charges, and encumbrances;

(b)	the Transferor has obtained any consent, authorization or approval, if any, that the Transferor is required to obtain from a third party under any obligation, contractual or otherwise in connection with the execution, delivery, or performance by the Transferor of this Agreement or the completion of any of the transactions contemplated herein;

(c)	the Transferor owns and operates the Entertainment Business and owns, possesses, and has good and marketable title to all of the Transferred Assets to be transferred to the Company under this Agreement, free and clear of all liens, charges, and encumbrances (other than liens for current taxes not yet due) and, as of the Closing Date, the Transferor will have the absolute and exclusive right to transfer the Transferred Assets to the Company as contemplated by this Agreement;

(d)	the Transferor is not a non-resident of Canada for purposes of the Tax Act; and

(e)	the Transferor is registered under subdivision d of Division V of Part IX of the ETA and under Division I of Chapter VIII the QSTA and its registration numbers are 103499596RT0001 and 1000242850TQ0001, respectively. The Transferor will provide an invoice or other documentation in a form requested by the Company to support an input tax credit claim for GST/HST payable under this Agreement and any input tax refund claim for QST payable under this Agreement.

13.2	The Company represents and warrants to the Transferor that:

(a)	the Company has full right, power, and authority to enter into this Agreement;

(b)	the Company has obtained any consent, authorization or approval, if any, that the Company is required to obtain from a third party under any obligation, contractual or otherwise in connection with the execution, delivery, or performance by the Company of this Agreement or the completion of any of the transactions contemplated herein;

(c)	the Company is a taxable Canadian corporation within the meaning of the Tax Act; and

(d)	the Company is registered under subdivision d of Division V of Part IX of the ETA and under Division I of Chapter VIII the QSTA and its registration numbers are 767190507 RT0001 and 1229745863 TQ0001, respectively.

13.3	The representations and warranties of the Transferor and the Company set out in this Agreement, and all covenants of the Transferor and the Company set out in this Agreement will survive the completion of the transfer of the Transferred Assets provided for in this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Company or the Transferor, as the case may be, in accordance with the terms thereof.

14.	General Contract Provisions

14.1	This Agreement may be terminated at any time before the Effective Time by mutual written consent of the Transferor and the Company.

14.2	From time to time, the Company and the Transferor will each execute and deliver all such further documents, certificates, deeds, conveyances, transfers, assignments, declarations, affidavits, and other documents necessary or desirable to give effect to the full intent of this Agreement, including the transfer of the Transferred Assets and the Company’s employment of each employee included in the Transferred Workforce.

14.3	This Agreement will enure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Transferor and the Company.

14.4	Whenever the singular or masculine is used in this Agreement, it will be construed as meaning the plural or the feminine or neuter, and vice versa, where the context or the parties so require.

14.5	The term “Agreement” means the agreement between the Transferor and the Company evidenced by this document, as amended from time to time, together with the Schedules.

14.6	This Agreement and all matters arising hereunder will be governed by and construed in accordance with the Laws of British Columbia.

14.7	Time will be of the essence in this Agreement.

14.8	No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited herein, either party may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

14.9	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which taken together constitute one and the same instrument.
14.10	This Agreement and each counterpart may be created, executed, signed, retained, or otherwise dealt with in digital or other intangible form of any format (including PDF), and may be delivered, transmitted, or otherwise dealt with by any digital or other intangible means (including by email, facsimile, or otherwise). Each digital or other intangible form of this Agreement or counterpart, and each copy and printout thereof, is hereby declared and agreed to be as valid and effective as a manually signed document.

[signature page follows]

BY SIGNING BELOW the Transferor and the Company each confirms that this document sets out the agreement reached by them and each of them acknowledges its intention to be bound by this contract.

STRONG/MDI SCREEN SYSTEMS INC. (Québec)

Per:	/s/ Mark Roberson
Authorized Signatory

STRONG/MDI SCREEN SYSTEMS, INC. (British Columbia)

Per:	/s/ Mark Roberson
Authorized Signatory

SCHEDULE A

TRANSFERRED ASSETS

The Transferred Assets consists of all of the property and assets of Strong/MDI Screen Systems Inc. (Québec) (the “Transferor”), including for greater certainty its Intellectual Property, property and assets, real and personal and movable and immovable, wherever located, that relate to, or are used or held for use in, the Entertainment Business including, but not limited to, the following:

(i).	Intellectual Property and Intangibles

Patents

[***]

Trademarks

[***]

Software

[***]

Open Source Component(s)

[***]

Know-How

[***]

Other Intellectual Property

[***]

(ii).	Permits and Licenses

[***]

(iii).	Employee Benefit Plans

[***]

(iv).	Property, Plant and Equipment

[***]

(v).	Financing Agreements

[***]

(vi).	Sales and Marketing Agreements

[***]

(vii).	Government Contract

[***]

(viii).	Material and other Contracts

[***]

(ix).	Working Capital Assets

[***]

(x)	Other current and long-term assets not already listed

[***]

SCHEDULE B

EXCLUDED ASSETS

The following are the “Excluded Assets” referred to within the Agreement:

(a)	[***]

(b)	[***]

(c)	[***]

SCHEDULE C

ALLOCATION OF PURCHASE PRICE

[***]

EXHIBIT 2.3

CONFIRMATORY OF OWNERSHIP AND OWNERSHIP ASSIGNMENT OF INTELLECTUAL PROPERTY

WHEAEAS STRONG/MDI SCREEN SYSTEMS INC., a company existing under the laws of Québec with an address at 1440 Rue Raoul-Charette, Joliette, QC J6E 8S7 (the Assignor”), is or was the owner of all right, title and interest in and to certain intellectual property (the “Intellectual Property”) consisting of and including:

a. inventions or improvements or designs, or other innovations, including trade secrets and confidential information (the “Inventions”),

b. trademarks, tradenames, domain names, social media handles and/or other indicia of goodwill (the “Trademarks”), and/or

c. certain works (the “Works”), as summarized in Schedule “A”;

AND WHEREAS, STRONG/MDI SCREEN SYSTEMS, INC., a company incorporated under the laws of British Columbia with its registered address at 2300 – 550 Burrard Street, Vancouver, BC V6C 2B5 (the “Assignee”), has acquired from Assignor the entire right, title and interest in and to the Intellectual Property;

NOW THEREFORE, for sufficient, good, and valuable consideration, the receipt of which is hereby acknowledged, the Assignor confirms that it has and, for greater certainty, to the full extent that it has not done so previously, it does hereby sell, assign, transfer, and set over to the Assignee the entire right, title, and interest in and to the Intellectual Property, including:

● the Inventions;

● the Trademarks, including the goodwill of the business symbolized by the Trademarks;

● the Works, including all portions of the Works, all literary, dramatic, musical and/or artistic works embodied in the Works and all portions of the Works, and all copyright in the Works and all portions of the Works and any tangible copies of the Works;

● all patent, design, trademark, copyright, utility model, petty patent or other applications for registration of intellectual property rights that may be filed for the Inventions, the Trademarks or the Works (the “Applications”), including the applications listed in Schedule “A”;

● all national phase applications arising from the Applications;

● all continuations, divisions, renewals of, or substitutes for the Applications;

● the right to file counterparts to the Applications in all countries and regions;

● the right to claim priority from the Applications in all countries and regions;

● each and every additional application that claims any part of the Inventions;

● each and every additional application that is in any way based on or claims priority from or corresponds to the Applications;

● all patents, design registrations, copyright registrations, trademark registrations, or registrations of other recognized form of intellectual property, including utility models, petty patents, or innovation patents, which may be granted on or as a result thereof (the “IP Registrations”), including the registrations listed in Schedule “A”;

● any reissue or reissues of any Applications for patents; and

● all causes of action and rights to bring suit for past, present, and future infringement of rights in the Inventions, the Trademarks and the Works, including the Applications and the IP Registrations, and all claims for and rights to collect damages, profits, and all other remedies and relief in respect thereof, including other compensation in respect of pre-grant activities; the same to be owned by the Assignee, the Assignee’s successors, assigns, nominees, or legal representatives, for the full term or terms of the patents entirely as the same would have been owned by the Assignor, had this Assignment, sale, and transfer not been made.

The Assignor hereby covenants that at the request of the Assignee, the Assignor will:

● promptly execute any further proper documents that may be required or expedient to give effect to this Assignment in any country or region; and

● exercise the Assignor’s rights in relation to the inventor(s) of the Inventions or the author(s) of the Works to secure their cooperation in executing any proper documents that the Assignee may reasonably request for the purpose of securing or enforcing intellectual property protection for the Inventions or the Works in any countries or regions and/or giving effect to this Assignment.

The Assignor hereby covenants that the Assignor has full right to convey the entire interest herein assigned; and has not executed and will not execute any agreement to transfer any rights in the Inventions, the Works, the Applications and/or the IP Registrations to anyone other than the Assignee or that is otherwise in conflict herewith.

The Assignor hereby authorizes and requests any official of any country or countries whose duty it is to issue registered forms of intellectual property protection to issue to the Assignee, the Assignee’s successors, assigns, nominees, or legal representatives all IP Registrations based on the Applications in accordance with the terms of this Assignment.

The terms of the Assignment shall enure to the benefit of and be binding upon the parties, their heirs, estates, executors, administrators, legal representatives, successors and assigns.

This Assignment may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one instrument. Signatures affixed by electronic means or transmitted by electronic means such as facsimile or email will be deemed to be original signatures and fully binding.

EXECUTED at _______________________________ (place of execution) on ________(date).

STRONG/MDI SCREEN SYSTEMS INC. (the Assignor)

By:
Title:
Date:

STATEMENT OF ACCEPTANCE

The foregoing Assignment is hereby accepted by the Assignee.

STRONG/MDI SCREEN SYSTEMS, INC. (the Assignee)

By:
Title:
Date:

Schedule “A”

[***]

EXHIBIT 10.1

Form of Joliette Plant Lease

LEASE

1440, Raoul-Charette Street, City of Joliette, Province of Québec, J6E 8S7

BETWEEN:	STRONG/MDI SCREEN SYSTEMS INC., legal person, duly incorporated under the laws of the Province of Québec, having its head office at 1440, Raoul-Charette Street, City of Joliette, Province of Québec, J6E 8S7, herein acting and represented by Todd Major, its Treasurer and Secretary, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Landlord”)

AND:	STRONG/MDI SCREEN SYSTEMS, INC., legal person, duly incorporated under the laws of the Province of British Columbia, having its head office at 2300-550 Burrard Street, City of Vancouver, Province of British Columbia, V6C 2B5, herein acting and represented by Mark Roberson, its Chief Executive Officer, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Tenant”)

WHEREAS the Landlord manufactures premium projection screens and customized screen support systems at the Premises for the entertainment industry (the “Entertainment Business”);

WHEREAS the Tenant is currently a wholly owned subsidiary of the Landlord;

WHEREAS Strong Global Entertainment Inc., legal person, duly incorporated under the laws of the Province of British Columbia (“Strong Global”), and a wholly owned subsidiary of the Landlord, intends to complete an initial public offering of its common shares and list its common shares on the New York Stock Exchange American (the “IPO”);

WHEREAS in connection with the IPO, Strong Global, the Landlord and the Tenant will enter into certain agreements, including a Master Asset Purchase Agreement (as defined below) and this Agreement, pursuant to which, among other matters, effective on completion of the IPO, the Tenant will become a wholly-owned subsidiary of Strong Global; and

WHEREAS in connection with the transfer of all of the Landlord’s assets that are used in connection with the Entertainment Business to the Tenant under the Master Asset Purchase Agreement, the Tenant wishes to lease from the Landlord, and the Landlord wishes to lease to the Tenant, the Premises in accordance with, and subject to, the terms and conditions hereinafter set forth;

THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS AND SCHEDULES

1.1	Definitions

In this lease and the Schedules attached hereto (collectively, the “Lease”), the following expressions shall have the following meanings, unless the context requires otherwise:

a)	“Additional Rent”: all amounts due by the Tenant to the Landlord in virtue of this Lease, save and except for the Base Rent;

b)	“Applicable Laws” means all statutes, laws, by-laws, ordinances, codes, rules, regulations, standards, orders, requirements, notices, guidelines, guidance notes, policies, directives and recommendations now or at any time in effect, made or issued by any local, municipal, provincial or federal government or by any department, agency, board or office thereof or by any board or fire insurance indemnifiers or any other authority having jurisdiction;

c)	“Base Rent”: the following annual base rent for the following periods payable by the Tenant to the Landlord pursuant to the provisions of this Lease;

i).	For the first five (5) years of the Term: four hundred fifteen thousand US dollars (US$415,000.00) per annum, being thirty-four thousand five hundred eighty-three US dollars and thirty-three cents (US$34,583.33) per month;

ii).	For each subsequent year of the Term: the Base Rent shall be increased, on a cumulative basis, by one and five tenth percent (1.5%) on each anniversary date of the Commencement Date, starting as of the fifth (5th) anniversary date of the Commencement Date, the Base Rent being in the following amounts, for the following periods:

Sixth (6th) year of the Term	US$421,225.00
Seventh (7th) year of the Term	US$427,543.38
Eighth (8th) year of the Term	US$433,956.53
Ninth (9th) year of the Term	US$440,465.88
Tenth (10th) year of the Term	US$447,072.87
Eleventh (11th) year of the Term	US$453,778.96
Twelfth (12th) year of the Term	US$460,585.64
Thirteenth (13th) year of the Term	US$467,494.42
Fourteenth (14th) year of the Term	US$474,506.84
Fifteenth (15th) year of the Term	US$481,624.44

For clarity, the Base Rent is not determined based on the Rentable Area, and any change in the Rentable Area, by expansion of the Premises or otherwise, shall not increase the Base Rent payable by the Tenant hereunder.

d)	“Building”: the building bearing civic address 1440 Raoul-Charette, City of Joliette, Province of Québec, and all constructions, additions, improvements and modifications and additions made thereto, from time to time;

e)	“Building Systems” means all of the systems serving the Premises including, without limitation, the HVAC System, the sprinkler system, the fire alarm and security systems, and the mechanical, electrical, plumbing systems of the Building, and the components and equipment thereof, as well as the public utility conduits, wires, pipes or ducts and any element of any utility services infrastructure leading up to the interior of the Building (underground or otherwise);

f)	“Civil Code of Québec”: the Civil Code of Québec, CQLR c CCQ-1991, as same may be replaced, supplemented, amended or otherwise modified from time to time;

g)	“Code of Civil Procedure”: the Code of Civil Procedure, CQLR c C. 25.01, as same may be replaced, supplemented, amended or otherwise modified from time to time;

h)	“Contaminant”: means any contaminant, pollutant, material, chemical, condition (which includes, but is not limited to, odour, smoke, radiation or other energy), substance or waste that is defined, listed or classified as hazardous or harmful by applicable environmental, health and safety legislation, or that is prohibited, controlled or regulated by such legislation because of its actual or potential hazardous or harmful properties, i.e., it is flammable, corrosive, reactive, radioactive, carcinogenic or toxic. Without limiting the generality of the foregoing, the term “Contaminant” includes petroleum products, metals, asbestos, PCBs and waste oils;

i)	“Commencement Date”: means the closing date of the IPO;

j)	“Damage”: has the meaning assigned to it in Section 9;

k)	“Environmental Laws” means all Applicable Laws regulating, relating to or imposing liability or standard of conduct concerning the natural or human environment (including air, land, surface water, groundwater and real and personal, moveable and immoveable property), public or occupational health and safety or the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination or treatment of a Contaminant or otherwise. For purposes hereof, “Environmental Laws” shall also include any consent, authorization, licence, agreement or permit held by the Tenant relating to the discharge of any Contaminant at or from the Premises;

l)	“Event of Default”: has the meaning ascribed to it under Section 11.1;

m)	“Fair Market Rent”: the then applicable fair market rate per annum at which a tenant and a landlord would agree to enter into a lease (and not subleases) for premises similar to the Premises located in a building similar to the Building, in the City of Joliette, for a term similar to the remainder of the Term;

n)	“HVAC System”: means the heating, ventilation and air conditioning system serving the Building;

o)	“Land”: the immovable known and designated as lot number THREE MILLION THREE HUNDRED TWENTY-SIX THOUSAND EIGHT HUNDRED FIFTY-FIVE (3 326 855) of the Cadastre of Québec, Registration Division of Joliette, as such may be renovated or otherwise modified, from time to time;

p)	“Leasehold Improvements” has the meaning ascribed to it under Section 6.2;

q)	“Permitted Use”: any and all lawful uses in connection with the Tenant’s business;

r)	“Premises”: collectively, the Building and the Land;

s)	“Real Estate Taxes”: all of the real estate taxes, surtaxes, impositions or charges levied, assessed or imposed on, in respect of or against the Premises, or against the Tenant, the Landlord or owner of the Premises, whether general or special, whether or not said taxes are determined in accordance with the category to which the Premises belong, by the authorities having competent jurisdiction, including, without limitation, school taxes, municipal property taxes, business taxes, water taxes, parking taxes, carbon taxes or any similar taxes, taxes similar to the former taxes on capital, large corporations taxes, and any expense incurred by the Landlord or the Tenant (including experts’ fees and judicial and extrajudicial fees and disbursements) to obtain or to attempt to obtain any reduction of such taxes (whether or not successful). If the taxation system is altered during the Term, any new tax imposed in respect of the Premises or against the Tenant, the Landlord or owners of the Premises shall be included in the definition of “Real Estate Taxes”;

t)	“Rent”: collectively the Base Rent and the Additional Rent;

u)	“Rentable Area” means the rentable area of the Building, as measured by the Landlord from time to time in accordance with the measurement method determined by the Landlord. As of the date of the Lease, the Rentable Area is deemed to be, for all legal purposes, seventy-nine thousand three hundred eighty (79,380) square feet;

v)	“Structure”: means the structural elements of the Building, including without limitation, the parking area (including the parking area’s pavement), foundations, structural subfloors, footings, exterior walls and load-bearing walls, structural columns, structural steel, roof structure inclusive of roof decking of any type and the roof membrane and beams and floor slabs;

w)	“Tenant’s Representatives” means collectively the directors, employees, representatives, officers, agents, assigns, contractors, subcontractors, visitors, customers or invitees of the Tenant or any person for whom the Tenant is responsible or to whom the Tenant permits access to the Premises; and

x)	“Term”: means the initial term of this Lease, being fifteen (15) years commencing on the Commencement Date and expiring fifteen (15) years therefrom, unless the Lease is terminated earlier pursuant to the provisions hereof or by law. In the event that the Tenant is granted one or more extension or renewal options and such options are validly exercised by the Tenant in accordance with the provisions of the Lease, the Term shall include any extension or renewal period, if any. In the event the provisions of Section 4.c) of Schedule “A” apply, the Term shall also include the Extended Term.

1.2	Schedule

Schedule “A” (Special Conditions) shall form part of this Lease as if recited herein at length.

2.	LEASE, CONDITION OF THE PREMISES AND TERM

2.1	Lease of the Premises

The Landlord hereby leases the Premises to the Tenant and the Tenant hereby leases the Premises from the Landlord for the Term, the whole in accordance with the terms and conditions set forth in this Lease.

2.2	Condition of the Premises

The Tenant acknowledges having visited and examined the Premises before the taking possession thereof, declares to be satisfied therewith and accepts the Premises “as is” in their state and condition existing on the Commencement Date; the Tenant waives all legal warranties relating thereto. All modifications, alterations and improvements to the Premises shall be the Tenant’s responsibility, and shall be performed at the Tenant’s cost and in compliance with Section 6.2; Landlord having no work to perform to the Premises.

2.3	Triple Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease and the Rent payable hereunder are completely net and carefree to the Landlord. The Landlord shall not be liable for any costs, charges, expenses or disbursements of any nature whatsoever in respect of the Premises other than those expressly stated herein to be the responsibility of the Landlord and, in the absence of an express statement herein, all such costs, charges, expenses or disbursements shall be borne by the Tenant.

3.	RENT AND OTHER COSTS

3.1	Base Rent

From the Commencement Date and throughout the Term, the Tenant shall pay to the Landlord the Base Rent in equal consecutive monthly instalments, in advance on the first (1st) day of each calendar month during the Term.

3.2	Additional Rent

From the Commencement Date and throughout the Term, Tenant shall pay directly to the competent authorities, when due, all Real Estate Taxes.

The Tenant shall be responsible for any interest or penalty imposed, levied or charged by competent authorities due to the Tenant’s failure to pay any Real Estate Taxes when due. Such interest or penalty shall be paid by the Tenant directly to the competent authorities upon receipt by the Tenant of an invoice or demand to that effect.

3.3	Prorations on a Daily Basis

If the Commencement Date does not start on the first day of a calendar month or if the Term does not end on the last day of a calendar month, then amounts of Rent payable on a monthly basis shall be prorated on a per diem basis based on a 365 day year. For clarity, any amount payable on account of Real Estate Taxes attributable to periods prior to the Commencement Date or after the expiry of the Term shall be payable by the Landlord.

3.4	Utilities and Other Costs

The cost of utilities serving the Premises including, without limitation, water, gas, electricity and sewerage services, is payable by the Tenant directly to the respective providers of the service in question.

The Tenant shall pay directly to the competent authority all taxes, costs and charges personal to Tenant or imposed by such authority by reason of the Tenant’s use, occupancy or lease of the Premises or the operation of Tenant’s business therein or therefrom, such as business taxes, all to the full exemption of the Landlord.

If, after the execution of this Lease, any fees or costs for which the Tenant is responsible under this Section are charged to the Landlord or become payable by the Landlord, the Landlord shall be entitled to pay such fees or costs and the Tenant shall reimburse the Landlord for such fees or costs, together with interest calculated on any overdue amounts, upon demand together with supporting documentation.

At the request of the Landlord, the Tenant shall provide the Landlord with receipts and proof of payment demonstrating that all such fees and costs payable by the Tenant have been duly paid.

4.	PAYMENT OF RENT

4.1	GST and QST

The Tenant shall pay the goods and services tax (GST), the Québec sales tax (QST) and all other applicable taxes on all amounts payable hereunder, as applicable. In the event the Tenant fails to pay any applicable GST, QST or any other applicable tax, the Landlord shall have all the same rights and remedies in respect of recovery of same as those available to recover the Rent payable under the Lease.

4.2	Payment without Demand

The Tenant shall pay to the Landlord the Base Rent, the Additional Rent, and any other amounts payable hereunder, without prior request, at the Landlord’s address indicated on the first page, or any other place in Canada designated in writing, from time to time, by the Landlord.

4.3	Payment without Deduction, Withholding or Compensation

Notwithstanding any provision of the Civil Code of Québec or any other law, the Tenant shall pay the Rent to the Landlord without any withholding, compensation, deduction, reduction or abatement of any kind whatsoever for any reason whatsoever including, without limitation, the Landlord’s failure to perform its obligations under the Lease.

4.4	Interest

All unpaid amounts shall bear interest. Interest shall be calculated daily, from the date on which such amounts became payable until the date on which the amounts are duly paid by the Tenant, at an annual interest rate equal to the prime rate charged by the Landlord’s lender, plus four percent (4%).

4.5	Currency

All amounts payable by the Tenant to the Landlord hereunder shall be payable in U.S. currency.

4.6	Landlord’s Right and Recourses and Imputation of Payments

All amounts payable by the Tenant to the Landlord under the Lease shall be deemed for all legal purposes, to be Rent, whether or not qualified as Rent or as Additional Rent. In case of default by the Tenant to pay any amount due to the Landlord, the latter may exercise all remedies to recover these amounts as if they were Rent. The Tenant’s obligation to pay the amounts due under the Lease will survive the end of the Lease. Any amount received and accepted by the Landlord and paid for by a person other than the Tenant but for its account shall not release or affect in any way the Tenant’s obligations under the Lease, except to reduce the amounts due and payable by the Tenant to the Landlord under the Lease, which payments will be charged at the sole discretion of the Landlord, notwithstanding any direction for payment by the Tenant or any such third party.

5.	USE AND OPERATIONS

5.1	Permitted Use

The Premises shall be used for the Permitted Use.

5.2	Permits and Authorizations

The Tenant, at its cost, shall be solely responsible for obtaining and maintaining, from all competent authorities, all permits, licences and approvals as may be required by law to permit the Tenant to hold this Lease, to occupy the Premises as they are and to conduct its business thereon in accordance with the Permitted Use. The Landlord makes no representation and offers no warranties that the Premises can be used for the Permitted Use. Nothing herein shall be so interpreted as to imply that this Lease is conditional upon the Tenant obtaining any permits, licences or approvals for the Permitted Use.

5.3	Lawfulness and Diligence

The Tenant, at its cost, shall comply with the requirements of all Applicable Laws relating to the Premises or their use, occupation, repair, replacement or alteration, and also with the requirements of any insurer of the Landlord or the Tenant.

6.	MAINTENANCE, REPAIR, REPLACEMENT AND LEASEHOLD IMPROVEMENTS

6.1	Maintenance, Repair and Replacement of the Premises

Notwithstanding any provisions of the Civil Code of Québec or any other legislation to the contrary including, without limitation, Article 1864 of the Civil Code of Québec, the Tenant, at its cost, is solely responsible for cleaning, maintaining, repairing and replacing the Premises (including, without limitation, the Building Systems and Structure), any component thereof, and any improvements (including, without limitation, the Leasehold Improvements), movables, equipment, apparatus, fixtures, accessories and signs located therein or thereon, in order to keep them at all times in first-class working order and appearance as a prudent and diligent owner would do, to a standard and quality consistent with a first-class industrial building of the same size, age and location, the whole in compliance with the provisions of Section 6.2.

Without limiting the generality of the foregoing, the Tenant’s obligations under this Section include the following, all of which are at the Tenant’s cost:

a)	perform even those repairs and replacements that could be qualified as major repairs and replacements;

b)	perform all repairs, replacements, alterations, additions or improvements to the Premises that are required by the Tenant or the Landlord’s insurers, by competent authorities or by applicable law;

c)	exterior and interior cleaning of windows, which shall be done as often as necessary to maintain the appearance of the Premises as a first-class building;

d)	clean, maintain, repair and replace the garage doors and loading dock levellers, if any, the exterior and interior doors, the walls, the floors and the ceilings;

e)	clean, maintain, repair and replace the space used for garbage and recyclable material disposal and the garbage and recyclable material compactors and containers;

f)	dispose of its waste and recyclable material through the city’s garbage and recyclable material collectors or, if the waste or recyclable material cannot be disposed of through the city’s collection service under applicable law, dispose of its waste and recyclable material at the appropriate collection facilities, on a regular basis or at such intervals determined by the Landlord from time to time, in its sole discretion;

g)	remove snow and ice from the Premises including from the roof of the Building;

h)	landscaping; and

i)	maintain in force, at all times, with reputable contractors acceptable to the Landlord, contracts for the maintenance of the HVAC System and the fire suppression systems and extinguishers, and any other equipment used by the Tenant in the conduct of its business which require regular maintenance. The Tenant shall provide to the Landlord, upon demand, a copy of said contracts and evidence that services have been provided.

6.2	Leasehold Improvements

Prior to performing any modifications, alterations and improvements to the Premises (the “Leasehold Improvements”), the Tenant shall obtain the Landlord’s prior written approval therefor and provide the Landlord with the plans and specifications and all other documents which are relevant or which the Landlord may require with respect to the Leasehold Improvements.

The work shall be carried out by the Tenant, at its cost, in a good, skilled, expeditious and diligent manner, in accordance with (i) the plans and specifications approved by the Landlord, (ii) the requirements of the Landlord’s insurers and any competent authority, (iii) the then current standard for the Building, and (iv) any conditions attached to the Landlord’s consent.

The Tenant acknowledges that all work performed by it shall be for its own benefit and not for the benefit of the Landlord. Under no circumstances shall the Tenant be considered to be performing the work on behalf of the Landlord, including as the mandatary or contractor of the Landlord. All Leasehold Improvements, when completed, shall form part of the Premises, become the property of the Landlord as of their completion, without compensation being due to the Tenant therefor, and the Tenant shall not be allowed to remove any Leasehold Improvement without the Landlord’s prior written consent.

6.3	Legal Hypothec

If the Tenant performs any Leasehold Improvements, the Tenant shall promptly pay each of the persons involved in the work. If one of these persons publishes a legal hypothec against the Premises, the Tenant shall immediately obtain the cancellation thereof. The Tenant shall be responsible for all losses, damages, costs, suits, claims and actions (including experts’ costs and judicial and extrajudicial fees and disbursements) arising directly or indirectly from the publication of any hypothec. If, upon the Landlord’s written demand, the Tenant fails to obtain the discharge of any legal hypothec within fifteen (15) days of its receipt of the Landlord’s notice to that effect, the Landlord shall have the right to cancel the legal hypothec by paying to the creditor the amounts claimed or by any other recourse permitted by law. The Tenant shall reimburse the Landlord, upon demand together with supporting documentation, as Additional Rent, all amounts paid, fees and disbursements (including experts’ costs and judicial and extrajudicial fees and disbursements), incurred by the Landlord to have the legal hypothec discharged, plus an administration fee of fifteen percent (15%) of all such costs.

7.	ENVIRONMENT

Upon demand to that effect, the Tenant shall provide the Landlord with all information relating to its compliance with Environmental Laws.

In the event of any contamination in excess of the thresholds permitted by the Environmental Laws (a “Contamination”) the following provisions apply:

a)	If the Contamination is caused by the Tenant or the Tenant’s Representatives, the Tenant, upon receipt of written notice from the Landlord to that effect, shall, at its cost, diligently and promptly perform all necessary investigations, characterizations and rehabilitation work required by competent authorities to bring the Premises and the environment into compliance with the Environmental Laws or, if the Contamination is not entirely caused by the Tenant or the Tenant’s Representatives, to the extent necessary to remove the Contamination caused or aggravated by the Tenant or the Tenant’s Representatives, but excluding any Contamination not caused by the Tenant, existing prior to the Commencement Date or caused by migration.

The scope of the work and the selection of the firms mandated to perform the work shall be determined in consultation with the Landlord.

The results of any investigation, characterization or rehabilitation work shall be communicated only to the Landlord and shall not be communicated to any other person except with the Landlord’s prior written consent.

All costs and fees in connection with the rehabilitation of the Premises for which the Tenant is responsible hereunder and incurred by the Landlord shall be reimbursed to the Landlord by the Tenant within sixty (60) days of receipt by the Tenant of an invoice therefor together with supporting documentation.

b)	If the Contamination is not caused by the Tenant or the Tenant’s Representatives, the Landlord, at its cost, shall diligently and promptly perform all necessary investigations, characterizations and rehabilitation work required by competent authorities to bring the Premises and the environment into compliance with the Environmental Laws.

The supervision and performance of the work shall be done in consultation with the Tenant in such a manner as to cause the least possible interference with the Tenant’s operations on the Premises.

The Landlord shall indemnify and hold the Tenant and any person for whom the Tenant is legally responsible harmless from any and all Claims arising out of or relating to the presence of Contamination on the Premises.

Any investigations, characterizations and rehabilitation work required to be performed by either party pursuant to the provisions of this Section shall be performed in accordance with all Applicable Laws (including Environmental Laws), the contaminated land rehabilitation policy and any other requirement of competent authorities.

The Landlord shall have the right to conduct environmental audits as it deems necessary to ensure compliance with this Section and costs of such audits shall be payable by the Tenant, as Additional Rent, upon receipt of an invoice therefor together with supporting documentation.

The Tenant’s obligations under this Section remain in force notwithstanding the expiry of the Term or premature termination of the Lease.

8.	LANDLORD’S RIGHT OF ENTRY

The Landlord shall, at all times and upon giving a prior written notice of forty-eight (48) hours to the Tenant with a representative of the Tenant present, be entitled to enter upon the Premises in order to inspect them and show them to potential lenders, purchasers, tenants or other interested parties.

9.	TENANT’S INSURANCE

Throughout the Term, the Tenant, at its cost, shall take out and maintain the following insurance coverage:

a)	comprehensive general liability insurance covering the liability of the Tenant and Tenant’s Representatives with respect to the business carried on, in or from the Premises and the use and occupancy thereof for bodily injuries, including death, and property damage caused to third parties, which insurance shall have a minimum coverage of eight million five hundred thousand US dollars (US$8,500,000.00) per occurrence. The said insurance shall contain a cross-liability provision as well as a provision pursuant whereto the insurer agrees to cover the liability assumed by its insured pursuant to contractual provisions;

b)	all risks insurance including the perils of fire, extended coverage, leakage from sprinkler, roof, or plumbing, and other fire protective devices, earthquake, collapse and flood with a limit at least equal to the replacement value (without depreciation), in each case, of the Building, furniture, equipment, inventory and stock in trade, fixtures and Leasehold Improvements located within the Premises and such other property located in or forming part of the Premises, including all mechanical or electrical systems (or portions thereof) installed by the Tenant in the Premises, the whole for the full replacement cost (without depreciation) in each such instance, as well as business interruption insurance covering a period of at least twelve (12) months;

c)	boiler and machinery insurance; and

d)	all other insurance or coverage limit which the Landlord may reasonably require from time to time.

The above-mentioned insurance policies shall comply with the following provisions:

a)	designate the Landlord as a named insured, and the hypothecary creditors of the Tenant and of the Landlord as additional insureds to the extent of their respective interests; all property insurance coverages shall contain the standard mortgagee clause;

b)	be in a form which is acceptable to the Landlord and shall be taken out with authorized insurers who are reputably solvent and have a place of business in the Province of Québec; and

c)	stipulate that the insurance may not be resiliated or modified without the insurer giving the insureds a prior notice of thirty (30) days to that effect.

No less than ten (10) days prior to the Commencement Date and at least ten (10) days before the renewal of any insurance policy, the Tenant shall provide the Landlord with a certificate of insurance duly signed by an authorized representative of the insurer, which certificate shall confirm the insurance which has been subscribed.

10.	DAMAGE AND DESTRUCTION

If all or any part of the Premises is destroyed or damaged by fire, lightning or storm, or by any other casualty (a “Damage”), the Landlord may, at its option, terminate the Lease by giving the Tenant a written notice thereof, in which case the Lease shall be terminated as of the date of the Damage and the Rent shall be adjusted and paid in full as of the date of the occurrence of the Damage; in the event that the Landlord does not terminate the Lease, the Landlord shall repair the Premises with reasonable diligence, and the Rent shall be reduced from the date of the occurrence of the Damage in proportion to the portion of the Premises rendered unusable until such time as they are repaired so as to permit the Tenant to use and occupy the Premises.

11.	ASSIGNMENT OF LEASE AND SUBLETTING OF THE PREMISES

The Tenant shall not have the right to sublease the Premises, in totality or in part, or assign the Lease, without the Landlord’s prior written consent.

In the event of any assignment of the Lease, the Tenant shall remain solidarily liable with the assignee of all the obligations of the Tenant hereunder for the remainder of the Term.

12.	ESTOPPEL CERTIFICATE AND ASSIGNMENT BY THE LANDLORD

12.1	Estoppel Certificate

Within five (5) days of a request to that effect, the Tenant shall execute and deliver to the Landlord or any party owning or about to hold an interest in all or only part of the Premises, a declaration or estoppel certificate (as requested by the Landlord) showing that the Lease is in effect, indicating any changes to the Lease, specifying the dates of commencement and termination of the Lease, the date until which the rents were paid, the amount, if any, of any rent paid in advance or deposit held by Landlord, an indication of any defects that may exist, if any, and details of these and any other information reasonably required by the party seeking such declaration or certificate.

12.2	Assignment by the Landlord

If the Landlord sells or transfers any portion of the Premises or any interest of the Landlord in the Lease, the Landlord shall be released from its obligations under the Lease to the extent that the transferee or owner assumes all of the Landlord’s obligations under the Lease.

13.	DEFAULTS AND RECOURSES

13.1	Event of Default

For purposes hereof, an “Event of Default” shall mean a default by the Tenant to abide by any of its obligations under this Lease, including, without limitation, the following events:

a)	if the Tenant fails to pay any amount of Rent within fifteen (15) days after receipt of a written notice from the Landlord to that effect;

b)	if the Tenant fails to abide by any obligation whatsoever set forth in this Lease (other than an obligation to pay an amount of money) and fails to remedy the default within fifteen (15) days after receipt of a written notice from the Landlord to that effect (or such longer period as may be necessary to cure the default if the default is not reasonably susceptible of being cured within such fifteen (15) day delay provided that the Tenant does commence to cure such default within said fifteen (15) day delay and proceeds to cure same with due diligence);

c)	if property of the Tenant located in the Premises is seized or sold pursuant to a writ of execution;

d)	if the Tenant grants any hypothec whatsoever over all or part of its property, except in favour of the Landlord and its financial institution to provide working capital for the operation of its business in the Premises;

e)	if the Tenant is insolvent, makes an assignment of its property for the benefit of its creditors, is the subject of a receiving order pursuant to the Bankruptcy and Insolvency Act, declares bankruptcy or files a petition to avail itself of the provisions of any current or future legislation regarding bankrupt or insolvent debtors;

f)	if the Tenant, having filed a petition to avail itself of the provisions of any current or future legislation regarding bankrupt or insolvent debtors, fails to comply with any judgment or order issued pursuant to such legislation;

g)	if the Tenant assigns all or part of the Lease or leases all or part of the Premises other than as provided herein; or

h)	if the Tenant abandons the Premises or removes its property therefrom.

13.2	Consequence of an Event of Default

If an Event of Default occurs, the Landlord shall have the right to resiliate the Lease upon sending a written notice to the Tenant to that effect (the “Resiliation Notice”), the whole without prejudice to its other rights and recourses in the circumstances, without payment or reimbursement to the Tenant of any kind or for any reason whatsoever, and without any right or remedy of the Tenant against the Landlord in connection with the Landlord’s exercise of such right; the Tenant waiving any rights and remedies it may have against the Landlord in this regard.

The resiliation of the Lease shall take effect on the resiliation date indicate in the Resiliation Notice (the “Resiliation Date”), without the need for any further notice or legal proceedings, unless the Tenant has cured the Event of Default prior to the Resiliation Date.

13.3	Performance by the Landlord

If an Event of Default on the part of the Tenant (other than a failure to pay an amount of money) continues for a period of five (5) consecutive days after the Tenant has received a notice from the Landlord demanding that the Tenant remedy the Event of Default, or, even without a notice, if the Landlord is of the reasonably held opinion that the situation is an emergency, the Landlord shall be entitled to remedy the default itself, without prejudice to its other rights and recourses in the circumstances, and, in such a case, the Tenant shall be required, upon demand, to pay the costs (including any judicial and extrajudicial fees) incurred by the Landlord in that regard, as well as administration fees equal to fifteen percent (15%) of the costs so incurred.

13.4	Renunciation

The Tenant may not avoid the resiliation of the Lease by any means notwithstanding any law or custom to the contrary.

Moreover, the Tenant hereby expressly waives, to the full extent permitted by law, the benefit of the provisions of Articles 1432, 1854, 1858, 1859, 1861, 1863, 1867, 1868, 1869, 1871 (second paragraph), 1873, 1881 and 1883 of the Civil Code of Québec.

14.	LIMITATION OF THE LANDLORD’S LIABILITY

The Landlord shall not be liable nor responsible in any way, to the full extent permitted by law, for any injury of any nature whatsoever that may be suffered or sustained by the Tenant or the Tenant’s Representatives, or for any loss of or damages to any property belonging to the Tenant or to Tenant’s Representatives while such property is on the Premises.

The Landlord shall not be liable nor responsible in any way, to the full extent permitted by law, for any disturbances to the Tenant’s peaceful enjoyment of the Premises from any third party, including without limitation, due to publics works, public orders or neighbors.

15.	INDEMNIFICATION

The Tenant shall indemnify and hold harmless the Landlord and its hypothecary creditors, directors, employees, representatives, officers, mandataries, assigns, contractors, subcontractors, visitors, customers, invitees against all losses, damages, injury (including death), costs, suits, demands, claims or actions (including experts’ costs and judicial and extrajudicial fees and disbursements) arising directly or indirectly from (i) a fault on the part of the Tenant or one of the Tenant’s Representatives, (ii) property in their custody, (iii) the use or occupancy of the Premises, (iv) the contamination of the Premises or the environment if such contamination is caused by the Tenant or a Tenant’s Representative, or (v) any other event having occurred in the Premises and directly or indirectly related to Tenant’s use or occupation thereof.

The Tenant shall also be responsible for all costs and expenses (including experts’ costs and reasonable judicial and extrajudicial fees and disbursements) that may be incurred by the Landlord, or on its behalf, in enforcing the terms and covenants of this Lease, unless otherwise ordered by the court.

The provisions of this Section shall survive the expiry or earlier termination of the Lease.

16.	TERMINATION OF THE LEASE

16.1	Restoration of the Premises at the end of the Lease

Upon the expiry or earlier termination of this Lease, the Tenant, at its cost, shall deliver to the Landlord vacant possession of the Premises in the state and condition in which the Tenant is required to maintain same in virtue of this Lease (excepting only reasonable wear and tear), and shall remove therefrom its movable personal property, its trade fixtures and signs, and repair any damage caused to the Premises by the installation or removal thereof, to the entire satisfaction of the Landlord.

The Tenant shall not have the obligation to remove its Leasehold Improvements and shall not have the right to remove same without obtaining the Landlord’s prior written consent as such Leasehold Improvements become the property of the Landlord upon their installation.

All property belonging to the Tenant or any other person left in the Premises at the end of the Lease will be deemed abandoned, and the Landlord shall dispose of such property, at its entire discretion and at the Tenant’s costs plus an administration fee of fifteen percent (15%) of said costs, without any compensation being due to the Tenant or any other person therefor.

16.2	No Tacit Renewal

Notwithstanding Article 1879 of the Civil Code of Québec, if the Tenant remains in possession of the Premises after the end of the Term without having executed a new lease, such occupation shall not constitute a tacit renewal of the Lease, and at the sole discretion of the Landlord, the Tenant shall be deemed to occupy the Premises on the basis of a month-to-month lease, at a monthly rental rate, payable in advance on the first day of each calendar month, equal to the aggregate of (i) two (2) times the Base Rent payable for the last month of the Term, and (ii) one twelfth (1/12) of the Real Estate Taxes payable by the Tenant for the last year of the Term, and on the same terms and conditions of the Lease, as are applicable to a monthly lease.

17.	NOTICES

All notices, requests, approvals, undertakings and consents which are permitted or required (the “Notices”) shall be made in writing and be delivered in person or sent by registered mail or by email:

a)	To the following address as regards the Tenant:

The Premises

Attention: General Manager

b)	To the following address as regards the Landlord:

4201 Congress Street, Suite 175
Charlotte, NC 28209

Attention: Todd Major

or to any other address which one party may indicate to the other in writing from time to time.

Notices shall be deemed to have been validly given and received (i) if delivered in person, on the day upon which personal delivery is made, (ii) if sent by registered mail, on the date of its actual receipt as confirmed by the post office records, and (iii) if sent by email, on the date the email is sent or, if the email is sent after 5:00 p.m. or on Saturday, Sunday or a holiday (as defined in the Interpretation Act), on the next business day.

18.	MISCELLANEOUS PROVISIONS

18.1	Conditional Lease

The Lease is conditional upon the completion of the IPO by no later than December 31, 2023. In the event this condition is not met this Lease shall ipso facto become null and void and of no further effect, without any rights or recourses whatsoever between the parties related thereto.

18.2	Amendments

This Lease may be amended only by means of a written instrument executed by the Landlord and the Tenant.

18.3	No Waiver

The Landlord shall be deemed to have waived a provision stipulated in its favour unless it has expressly waived the provision in writing. Any delay or failure by the Landlord to exercise any of its rights or recourses hereunder or at law shall not be interpreted as a waiver of any kind whatsoever.

The Landlord’s rights and recourses are not restrictive and shall not have the effect of depriving the Landlord from the right to exercise other rights and recourses stipulated in a provision of the Lease or provided for at law.

18.4	Force Majeure

If either party is delayed or prevented or hindered in the performance of any of its obligation set forth herein due to unforeseeable circumstances, a case of force majeure, strikes, inability to obtain materials, equipment or services, power failure, restrictive laws, regulations, ministerial orders or decrees (including any law, regulation, ministerial order or decree having the effect of implementing measures and/or restricting the rights of certain persons in response to an epidemic or pandemic such as the COVID-19 pandemic), riots, insurrection, acts of terrorism, war, epidemic, pandemic or any other condition or reason which is beyond the control of the relevant party despite the party’s diligence, the failure to perform the obligation will be tolerated for the period of the delay and the party thus delayed, prevented or hindered shall execute the obligation in a timely manner after the end of the period of delay. However, the Tenant may not invoke the provisions of this Section to justify a late payment of Rent, and such delay shall not grant to the Tenant any right to compensation for any inconvenience or nuisance such circumstance may cause.

18.5	No Partnership

Nothing contained in this Lease shall be interpreted as creating any type of association, partnership, joint venture or other type of relationship between the parties which is not expressly stipulated herein.

18.6	Solidary Liability

If the Tenant is comprised of more than one person or corporation, each of them shall be solidarily liable for the performance of the obligations set forth in this Lease.

18.7	Severability

If any Section or provision of the Lease is judicially recognized invalid, such decision shall not affect the validity of any other Section or provision of the Lease nor will it affect the validity of the Lease.

18.8	Entire Agreement

This Lease, including the schedules, constitutes the entire understanding between the parties with respect to the subject matter hereof. No representation, warranty, ancillary agreement or condition, other than those set forth herein, shall govern the subject matter of this Lease.

18.9	Free Negotiation

The Tenant acknowledges and declares that it has had the opportunity to consult a legal counsel regarding the negotiation and execution of this Lease, that all provisions of the Lease have been freely and fully negotiated and that the Lease does not constitute a contract of adhesion.

18.10	Applicable Law

This Lease shall be governed and interpreted in accordance with the laws in effect in the Province of Québec. The courts of the judicial district in which the Premises are located shall have exclusive jurisdiction to hear any dispute relating to this Lease.

18.11	Brokerage Commission

The Tenant represents that it has not retained the services of any agent, broker or other representatives for the conclusion of this Lease. The Tenant shall indemnify and hold harmless the Landlord from any and all claims from any agent, broker or representative.

18.12	Successors and Assigns

This Lease shall be binding upon and enure to the benefit of the parties hereto as well as their respective successors and assigns.

18.13	Registration

The Tenant shall have the right to publish the Lease without the prior written consent of the Landlord, but only by notice of lease pursuant to Article 2999.1 of the Civil Code of Québec, without reference to any monetary conditions of the Lease. The Tenant shall pay all fees and costs associated with the preparation, registration and radiation of any such notice of lease.

18.14	Language

The parties hereto have requested that this Lease and all documents relating thereto be drafted in English. Les parties aux présentes ont exigé que ce bail ainsi que tout document s’y rapportant soient rédigés en anglais.

18.15	Confidentiality

The parties shall keep the terms and conditions of this Lease strictly confidential.

18.16	Time of the Essence

The Tenant shall be in default by the mere passage of time charged to it for the performance of an obligation it has undertaken hereunder.

18.17	PDF and Counterparts

This Lease may be executed in several counterparts, each of which shall be an original and all such counterparts taken together shall constitute one and the same instrument. The Lease may be executed in what is commonly referred to as a “PDF” document and each party is entitled to rely on a “PDF” copy of the Lease duly executed by another party as if it had received an original copy.

[Signature page is on the following page.]

IN VIRTUE WHEREOF, the Landlord has signed in ______________, on May 18, 2023.

STRONG/MDI SCREEN SYSTEMS INC.

Per:	/s/ Todd Major
Name:	Todd Major
Title:	Treasurer and Secretary

IN VIRTUE WHEREOF, the Tenant has signed in ______________, on May 18, 2023.

STRONG/MDI SCREEN SYSTEMS, INC.

Per:	/s/ Mark Roberson
Name:	Mark Roberson
Title:	Chief Executive Officer

SCHEDULE “A”

SPECIAL CONDITIONS

1.	SIGNAGE

All signs on the Premises shall be subject to the prior written consent of the Landlord. The Tenant, at its cost, shall be responsible for obtaining all permits, licences and authorizations from all competent authorities for the installation, maintenance, repair and replacement of such signs in compliance with all Applicable Laws.

2.	OPTION TO RENEW

Subject to the provisions of Section 5 of this Schedule “A”, provided the Lease is in full force and effect, and further provided the Tenant is STRONG/MDI SCREEN SYSTEMS, INC. itself personally, has not assigned the Lease or the subleased the Premises, or a portion thereof, and is not then in default of executing its obligations under the Lease, the Tenant shall have five (5) options to renew the Lease (collectively, the “Options to Renew”, and each, an “Option to Renew”) for the Premises and the Expansion Premises (if any), for further periods of five (5) years each, except for the fifth (5th) and final Option to Renew which shall be for a period of five (5) years minus one (1) day (each a “Renewal Term”), commencing on the day immediately following the expiry date of the then current Term. Each Renewal Term shall be on the same terms and conditions as are contained in the Lease existing on the date immediately preceding the commencement date of the Renewal Term in question, save and except that:

a)	the Tenant shall accept the Premises and the Expansion Premises (if any) “as is”, in their state and condition existing on the commencement date of the Renewal Term in question, the Tenant hereby renouncing to all legal warranties related thereto; the Landlord having no work to perform in the Premises, and all improvements, additions or modifications to the Premises that may be required shall be performed by the Tenant, at its cost, in compliance with the provisions of the Lease;

b)	there shall be no fixturing period, no allowance, no free rent period, nor any other inducement, free occupancy period or other incentive of whatsoever nature;

c)	there shall be no further extension of the Term or renewal of the Lease beyond the fifth (5th) Renewal Term, and the Options to Renew shall not apply anew; and

d)	the Base Rent payable for the Premises (excluding the Expansion Premises, if any, for which no Base Rent is payable) during each Renewal Term shall be the Base Rent payable during the last year of the then current Term increased, on a cumulative basis, on each anniversary date of the commencement date of the Renewal Term, commencing on said commencement date, by two percent (2%).

In order to validly exercise its Option to Renew, the Tenant shall provide to the Landlord a prior written notice of its exercise thereof (the “Notice of Renewal”) to be received by the Landlord no earlier than twelve (12) months prior to the expiry date of the then current Term.

If Tenant fails to validly exercise an Option to Renew, the Tenant shall be deemed, for all legal purposes, to have renounced to exercise all Options to Renew which have not yet been exercised, and these Options to Renew together with the provisions of this Section shall ipso facto become null and void and of no further effect, and the Lease shall terminate at the expiry date of the then current Term, without any rights or recourses whatsoever of the Tenant against the Landlord related thereto.

3.	RIGHT OF FIRST REFUSAL TO PURCHASE

Provided the Lease is in full force and effect, and further provided the Tenant is STRONG/MDI SCREEN SYSTEMS, INC. itself personally, has not assigned the Lease or the subleased the Premises, or a portion thereof, and is not then in default of executing its obligations under the Lease, the Tenant shall have, throughout the Term, the ongoing right of first refusal (the “RFR”) to purchase the Premises or the portion thereof (the “RFR Premises”) being offered for purchase under an offer to purchase received by the Landlord from a bona fide third party (a “Third Party”) which is acceptable to the Landlord or being offered for sale by the Landlord to a Third Party under an offer to sale which is acceptable to the Third Party (either offer, an “Offer”).

Prior to concluding any transaction with a Third Party, the Landlord shall provide the Tenant with a written notice containing an integral copy of such Offer together with all related schedules, but without being obliged to reveal the identity of the Third Party.

In order to validly exercise its RFR, the Tenant shall provide to the Landlord a prior written notice of its exercise thereof to be received by the Landlord no later than shall have fifteen (15) days following its receipt of the integral copy of the Offer.

If the Tenant validly exercises its RFR, it shall purchase the RFR Premises on the terms and conditions stipulated in the Offer in the place and stead of the Third Party.

If the Tenant fails to validly exercise its RFR within the aforementioned delay or elects not to exercise its RFR, the Tenant shall be deemed, for all legal purposes, to have renounced to exercise its RFR and the RFR shall become null and void by the mere lapse of time with respect only to the RFR Premises purchased by a Third Party following the Landlord’s acceptance of the Offer, without any rights or recourses whatsoever of the Tenant against the Landlord related thereto; the balance of the Premises, if any, shall remain subject to the RFR.

In the event the Tenant fails to validly exercise its RFR or elects not to exercise its RFR and thereafter no transaction takes place and the Offer is terminated for any reason whatsoever, the RFR shall remain in full force and effect and shall continue to apply in favour of the Tenant with respect to any future Offer.

For clarity, if the Tenant fails to validly exercise its RFR or elects not to exercise its RFR, the Landlord shall not have the right to conclude the sale of the RFR Premises with the Third Party under terms and conditions that are more favourable than those contained in the Offer. In the event the terms and conditions of the Offer are renegotiated for any reason whatsoever, prior to concluding such sale with the Third Party, the Landlord shall resubmit the Offer to the Tenant and the RFR shall apply anew.

Notwithstanding the foregoing, the RFR shall not apply, but shall survive and continue to apply, in the event of an assignment or transfer of the Premises from the Landlord to a wholly owned subsidiary or an affiliate of the Landlord or a member of the same group as the Landlord (with the meanings of the Business Corporations Act (Québec)) (a “Landlord Affiliate”) provided the Landlord Affiliate undertakes in writing (i) to be bound personally by all of the terms and conditions of this Section 3, (ii) to assume all of the Landlord’s obligations under this Section 3 in favour of the Tenant, and (iii) to obtain, in writing, from any future Landlord Affiliate the same personal undertakings from any future Landlord Affiliate, as the case may be.

4.	RIGHT TO EXPAND

Provided the Lease is in full force and effect, and further provided the Tenant is STRONG/MDI SCREEN SYSTEMS, INC. itself personally, has not assigned the Lease or the subleased the Premises, or a portion thereof, is not then in default of executing its obligations under the Lease, and has obtained all necessary governmental or municipal permits, licences and authorizations, the Tenant shall have throughout the Term the ongoing right to expand the Premises (the “Right to Expand”), at its cost, either by (i) the construction of an expansion to the Building, or (ii) constructing an additional building on the Land (the “Expansion Premises”), the whole in accordance with the terms and conditions of Section 6.2 of the Lease.

In order to validly exercise its Right to Expand, the Tenant shall provide to the Landlord a prior written notice of its exercise thereof.

The terms and conditions of the Lease shall apply mutatis mutandis to the Expansion Premises, save and except as follows:

a)	there shall be no Base Rent payable by the Tenant for the Expansion Premises during the entire Term (including, for clarity, any Renewal Term(s) and any Extended Term). In addition, the Base Rent shall not increase as a result of the valid exercise by the Tenant of its Right to Expand; the Landlord hereby renouncing to any right it may have to increase the Base Rent under this Lease or at law;

b)	the term of the lease for the Expansion Premises (the “Expansion Premises Term”) shall be the greater of (i) the remainder of the Term (including any Renewal Term if the Tenant, at the date of the expansion of the Premises, validly exercised one or more Option(s) to Renew), or (ii) ten (10) years. For clarity, the Expansion Premises Term shall commence on the date on which the construction of the Expansion Premises is substantially completed;

c)	if, as a result of the application of the provisions of paragraph a)(ii) above, the Expansion Premises Term and the Term for the existing Premises are not coterminous, the Term for the existing Premises shall be extended by the period (the “Extended Term”) necessary for the Term to be coterminous with the Expansion Premises Term. The Extended Term shall be on the same terms and conditions as are contained in the Lease existing on the date immediately preceding the commencement date of the Extended Term, save and except that:

i)	the Tenant shall accept the existing Premises “as is”, in their state and condition existing on the commencement date of the Extended Term, the Tenant hereby renouncing to all legal warranties related thereto; the Landlord having no work to perform in the Premises, and all improvements, additions or modifications to the Premises that may be required shall be performed by the Tenant, at its cost, in compliance with the provisions of the Lease;

ii)	there shall be no fixturing period, no allowance, no free rent period, nor any other inducement, free occupancy period or other incentive of whatsoever nature; and

iii)	the Base Rent payable by the Tenant to the Landlord during this Extended Term for the existing Premises (excluding the Expansion Premises for which no Base Rent is payable) shall be the Fair Market Rent mutually agreed upon by the parties.

If the parties fail to mutually agree on the Fair Market Rent for the Premises, each party shall have the right to request that said Fair Market Rent be determined by arbitration pursuant to the following provisions: The party requesting the arbitration shall provide a written notice to the other party to that effect. The arbitrator shall be selected by both parties. If the parties cannot agree on the selection of the arbitrator within a fifteen (15) day delay following one of the party’s receipt of a written notice from the other party in which said other party proposes an arbitrator, then either party shall have the right to apply to a Court of competent jurisdiction for the appointment of the arbitrator. Any arbitrator named by the parties or the Court shall (i) be a member in good standing of the Ordre des évaluateurs agréés du Québec (OAEQ), and (ii) have no less than ten (10) years’ experience in the Joliette region, and (iii) be at arm’s length from each party. The arbitrator shall render his or her decision by no later than fifteen (15) days from its receipt of the arbitration mandate, and his or her decision shall be final, binding and without appeal. Unless there is bad faith in respect of the arbitration, each of the Tenant and the Landlord shall bear its own costs and shall divide the arbitrator costs equally. Subject to the foregoing, the arbitration shall conform to Articles 620 and following of the Code of Civil Procedure.

The parties shall execute the Landlord’s standard form of lease amending agreement to reflect the lease of the Expansion Premises as per the terms and conditions hereto.

The Right to Expand is conditional upon the construction of the Expansion Premises being permitted under Applicable Law; the Landlord makes no representation and offers no warranty that such construction is permitted thereunder. In the event such condition is not met, the Right to Expand and the provisions of this Section shall ipso facto become null and void and of no further effect, without any rights or recourses whatsoever of the Tenant against the Landlord related thereto.

If the Tenant validly exercises its Right to Expand and the construction of the Expansion Premises is permitted under Applicable Law, the Tenant, at its cost, shall obtain all permits, licences and authorizations from all competent authorities necessary for the construction of the Expansion Premises and shall proceed with the construction of the Expansion Premises within reasonable delays acting promptly and diligently.

5.	TOTAL TERM NOT TO REACH NOR EXCEED 40 YEARS

Notwithstanding any provision of the Lease, in no event shall the total Term of the Lease (being, for clarity, the initial term of fifteen (15) years, all Renewal Terms and the Extended Term pursuant to Section 4.b)(ii) of this Schedule “A”) be of forty (40) years or more. If the total Term, either in virtue of the valid exercise by the Tenant of an Option to Renew or in virtue of the Extended Term, is to reach or exceed forty (40) years, it shall automatically be reduced by the number of days, months or years necessary to be of forty (40) years minus one (1) day. Once the total Term has reached forty (40) years minus one (1) day, any remaining Option(s) to Renew, together with the provisions of Section 2 of this Schedule “A”, shall be deemed null and void and of no further effect.